Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	billlowe@KEMET.com	deandimke@KEMET.com
	864-963-6484	954-766-2800

KEMET Reports Third Quarter Results of Fiscal Year 2009

Quarter Highlights:

•                  Net sales declined 16.6% versus same quarter last fiscal year

•                  Gross Margin increased approximately 1% over prior quarter September 2008

•                  Non-GAAP net loss per share of $(.06) compared to $(.04) for prior quarter September 2008

•                  GAAP net loss  per share of $(0.14) compared to $(1.03) for prior quarter September 2008

•                  SG&A expenses declined $3.2 million compared to September 2008 quarter and $7.6 million versus June 2008 quarter

Greenville, South Carolina (January 28, 2009) - KEMET Corporation (Other OTC: KEME) today reported preliminary results for the third quarter ended December 31, 2008.  Net sales for the quarter ended December 31, 2008, were $190.7 million, which is a 16.6% decrease over the same quarter last year. Net sales for the nine month period ended December 31, 2008 were $668.3 million which is a 9.8% increase compared to the same period last year, inclusive of acquisitions.  Sales declined approximately 13 percent compared to the prior quarter ended September 2008 excluding the impact of exchange rates and the sale of the Company’s wet tantalum assets.

The Non-GAAP net loss, excluding special charges, was $(4.9) million or $(0.06) per share for the current quarter compared to net loss of $(1.6) million, or $(0.02) per share for the same quarter last year and compares to a net loss of $(3.6) million, or $(0.04) per share for the prior quarter ended September 2008.   On a U.S. GAAP basis net loss was $(11.1) million, or $(0.14) per share for the third fiscal quarter compared to a net loss of $(8.2) million or $(0.10) per share for the same quarter last year.

The current quarter includes a $4.6 million restructuring charge primarily related to a global headcount reduction plan, $0.6 million in integration expenses related to recent acquisitions, and a $1.1 million loss on sales and disposals of certain assets.

“Although the world-wide recession continues to put pressure on our business the actions that we took last year minimized the impact to our operating income this quarter.  Since last August we have taken over fifty million dollars of annual expense out of the business and that is clearly reflected in our financial results this quarter as sales decreased forty-four million, but our operating income was only impacted by nine-hundred thousand dollars versus the September quarter,” stated Per Loof, KEMET’s Chief Executive Officer.  “Our cash balance remains stable and we remain focused on keeping our working capital in line with market demands to maximize cash to position KEMET for a strong rebound when normal economic activities resume,” continued Loof.

Management believes that investors may find it useful to review the Company’s financial results that exclude special items as determined by management.  These special items include impairment charges associated with goodwill and long-lived assets, integration costs incurred as a result of recent business acquisitions, restructuring charges related primarily to employee severance and equipment moves, losses incurred due to the early retirement of debt and sales or disposals of certain asset groups.  Management believes that this Non-GAAP disclosure is useful to investors in that it provides an alternative way to possibly better understand the underlying operating performance. Management uses Non-GAAP financial reporting to evaluate operating performance; however Non-GAAP financial performance should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

The following table provides reconciliation from GAAP net income (loss) to Non-GAAP net income (loss):

GAAP to Non-GAAP Reconciliation	Quarters Ended			Nine Months Ended
(unaudited)	Dec. 2008	Sept. 2008	Dec. 2007	Dec. 2008	Dec. 2007
	(In Millions, Except Per Share Data)
Including special items (GAAP)
Net sales	$190.7	$234.8	$228.7	$668.3	$608.9

Net income (loss)	$(11.1)	$(83.0)	$(8.2)	$(281.3)	$2.9
Net income (loss) per basic and diluted share	(0.14)	(1.03)	(0.10)	(3.50)	0.03

Excluding special items (Non-GAAP)

Net income (loss)	$(11.1)	$(83.0)	$(8.2)	$(281.3)	$2.9
Special items (after tax):
Goodwill impairment charges	—	85.7	—	174.3	—
Write down of long-lived assets	—	1.0	2.1	64.9	2.1
(Gain) loss on sale or disposal of assets	1.4	(28.6)	—	(26.9)	—
Restructuring	4.2	17.4	2.9	28.1	11.2
Inventory adjustments	—	—	—	8.6	—
Integration	0.6	1.7	1.6	4.5	2.2
Loss on early retirement of debt	—	2.2	—	2.2	—
Adjusted net income (loss) (excluding special items)	$(4.9)	$(3.6)	$(1.6)	$(25.6)	$18.4
Adjusted net income (loss) per basic and diluted share (excluding special items)	$(0.06)	$(0.04)	$(0.02)	$(0.32)	$0.22

KEMET’s common stock is listed on the Financial Industry Regulatory Authority’s over-the-counter bulletin board and on the Pink Sheets Inc.’s Pink Quote System under the symbol KEME. At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.

QUIET PERIOD

Beginning April 1, 2009, we will observe a quiet period during which the information provided in this news release and our quarterly report on Form 10-Q will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) generally adverse economic and industry conditions, including a decline in demand for the Company’s products;  (ii) the ability to maintain sufficient liquidity to realize current operating plans; (iii) adverse economic conditions could cause further reevaluation of the fair value of our reporting segments and the write down of long-lived assets; (iv) the cost and availability of raw materials; (v) changes in the competitive environment of the Company;  (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) the ability to successfully integrate the operations of acquired businesses; (viii) the ability to attract, train and retain effective employees and management; (ix) the ability to develop innovative products to maintain customer relationships; (x) the impact of environmental issues, laws, and regulations; (xi) the Company’s ability to achieve the expected benefits of its manufacturing relocation plan or other restructuring plan; and (xii) volatility of financial and credit markets which would affect access to capital for the Company. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Quarters Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

Net sales	$190,679	$228,694	$668,342	$608,942

Operating costs and expenses:
Cost of sales	166,507	188,616	598,918	491,555
Selling, general and administrative expenses	20,569	28,059	72,587	70,078
Research and development	6,168	8,646	23,312	25,886
Restructuring charges	4,572	2,870	29,579	11,404
Goodwill impairment	—	—	174,327	—
Write down of long-lived assets	—	2,098	65,155	2,098
(Gain) loss on sales and disposals of assets	1,054	11	(27,236)	(41)
Total operating costs and expenses	198,870	230,300	936,642	600,980

Operating (loss) income	(8,191)	(1,606)	(268,300)	7,962

Other (income) expense:
Interest income	(129)	(1,814)	(545)	(5,031)
Interest expense	4,617	4,087	15,764	8,772
Other (income) expense, net	(2,407)	(1,476)	(6,306)	(2,841)
Loss on early retirement of debt	—	—	2,212	—

(Loss) income before income taxes	(10,272)	(2,403)	(279,425)	7,062

Income tax expense	793	5,747	1,918	4,170

Net (loss) income	$(11,065)	$(8,150)	$(281,343)	$2,892

Net (loss) income per share:
Basic and Diluted	$(0.14)	$(0.10)	$(3.50)	$0.03

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Unaudited)

	December 31, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$25,387	$81,383
Accounts receivable, net	152,804	197,258
Inventories	191,210	243,714
Prepaid expenses and other current assets	12,108	15,692
Deferred income taxes	4,399	4,017
Total current assets	385,908	542,064
Property and equipment, net of accumulated depreciation of $606.3 million and $673.6 million as of December 31, 2008 and March 31, 2008, respectively	377,429	475,912
Assets held for sale	3,546	4,638
Goodwill	—	182,273
Intangible assets, net	27,572	35,786
Other assets	9,738	11,227
Total assets	$804,193	$1,251,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$74,722	$108,387
Accounts payable, trade	82,253	131,468
Accrued expenses	56,275	59,626
Income taxes payable	197	3,524
Total current liabilities	213,447	303,005
Long-term debt	265,919	304,294
Post-retirement benefits and other non-current obligations	68,562	80,130
Deferred income taxes	17,278	21,679

Stockholders’ equity:
Common stock, par value $0.01, authorized 300,000 shares, issued 88,524 and 88,240 shares at December 31, 2008 and March 31, 2008, respectively	885	882
Additional paid-in capital	323,835	323,359
Retained earnings (deficit)	(67,147)	214,180
Accumulated other comprehensive income	41,726	65,565
Treasury stock, at cost (7,835 and 7,950 shares at December 31, 2008 and March 31, 2008, respectively)	(60,312)	(61,194)
Total stockholders’ equity	238,987	542,792

Total liabilities and stockholders’ equity	$804,193	$1,251,900

KEMET CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine Months Ended December 31,
	2008	2007
Sources (uses) of cash and cash equivalents
Operating activities:
Net (loss) income	$(281,343)	$2,892
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	43,859	38,749
Goodwill impairment	174,327	—
Write down of long-lived assets	65,155	2,098
(Gain) loss on sales and disposals of assets	(27,236)	(41)
Stock-based compensation expense	1,115	4,508
Change in deferred income taxes	(1,650)	3,701
Change in operating assets	61,182	1,022
Change in operating liabilities	(43,260)	(39,521)
Other	(2,905)	(2,547)
Net cash (used in) provided by operating activities	(10,756)	10,861

Investing activities:
Proceeds from sale of assets	34,870	8,389
Proceeds from sale of investments	—	46,076
Capital expenditures	(27,699)	(36,527)
Acquisitions, net of cash received	(1,000)	(70,629)
Other	—	(454)
Net cash provided by (used in) investing activities	6,171	(53,145)

Financing activities:
Proceeds from sale of common stock to employee savings plan	244	484
Proceeds from issuance of debt	20,944	140,268
Payments of debt	(71,300)	(169,517)
Other	—	130
Net cash used in financing activities	(50,112)	(28,635)
Net decrease in cash and cash equivalents	(54,697)	(70,919)
Effect of foreign currency fluctuations on cash	(1,299)	(1,660)
Cash and cash equivalents at beginning of fiscal period	81,383	212,202
Cash and cash equivalents at end of fiscal period	$25,387	$139,623